Exhibit (a)(5)

APPLIED ENERGETICS, INC. NOTICE OF WITHDRAWAL
INSTRUCTIONS

If you previously elected to accept the offer by Applied Energetics, Inc. to exchange your Eligible Options for New Options, subject to the terms and conditions set forth in the Offer to Exchange Certain Outstanding Stock Options to Purchase Common Stock  for New Stock Options, dated February 5, 2009 (the “Exchange Offer”), and you would like to change your election and withdraw the tender of any of your Eligible Options, you must complete and sign the attached Notice of Withdrawal and return it to Kenneth M. Wallace of Applied Energetics, Inc. so that we  receive it before 5:00 p.m., Eastern Time, on March 6, 2009, unless the Exchange Offer is extended by Applied Energetics.

Once the Notice of Withdrawal is signed and completed, please return it to Applied Energetics by one of the following three methods:

By Facsimile

Applied Energetics, Inc.
Attention: Kenneth M. Wallace
Facsimile: (520) 622-3835

By Mail or By Hand Delivery

Applied Energetics, Inc.
3590 East Columbia Street
Tucson, AZ 85714
Attention: Kenneth M. Wallace, Chief Financial Officer

By Email

kwallace@appliedenergetics.com

You are responsible for making sure that the Notice of Withdrawal is delivered as indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that Applied Energetics receives your Notice of Withdrawal on time. Your tendered Eligible Options will not be considered withdrawn until Applied Energetics receives your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal and remain an Eligible Optionholder, any previously tendered Eligible Options will be cancelled and exchanged pursuant to the Election Form you previously submitted.

You must sign the Notice of Withdrawal exactly as your name appears on the Election Form you previously submitted. If your signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity for you, the signer’s full title and proper evidence of the authority of that person to act in that capacity must be identified on this Notice of Withdrawal.

If you do not receive a confirmation of receipt of your Notice of Withdrawal from Applied Energetics via e-mail within two business days after the date you submitted it to Applied Energetics, or if you submit your Notice of Withdrawal less than two business days before March 6, 2009, please contact Mr. Wallace of Applied Energetics, by phone at (520) 628-7415 or by email at kwallace@appliedenergetics.com to confirm that Applied Energetics has received your Notice of Withdrawal.

YOU DO NOT NEED TO COMPLETE AND RETURN THE ATTACHED NOTICE OF WITHDRAWAL
UNLESS YOU WISH TO WITHDRAW A PREVIOUS TENDER OF ELIGIBLE OPTIONS.

Capitalized terms used in this Notice of Withdrawal Instructions are further described and defined in the Exchange Offer.

NOTICE OF WITHDRAWAL

To: Applied Energetics, Inc.
Facsimile: (520) 622-3835
Email: kwallace@appliedenergetics.com

I previously received a copy of the Offer to Exchange Certain Outstanding Stock Options to Purchase Common Stock for New Stock Options document, dated February 5, 2009 and the Election Form. I signed and returned the Election Form in which I elected to tender some or all of my Eligible Options. I understand that Applied Energetics will not accept any conditional or partial returns of individual Eligible Options and that, if I wish to withdraw my election, for each Eligible Option previously tendered, I must withdraw my election as to the entire Eligible Option.

Please check one of the boxes below. If no box is checked, I agree that ALL of the Eligible Options I previously elected to tender will be withdrawn from the Exchange Offer.

☐  I elect to withdraw from the Exchange Offer ALL of the Eligible Options I previously elected to tender; or

☐  I hold more than one Eligible Option and I elect to withdraw from the Exchange Offer ONLY the Eligible Option(s) listed below.

Option Grant Date	Shares Subject to Option Grant	Exercise Price (per share)

I further understand that, by signing this Notice of Withdrawal and delivering it to Applied Energetics, I withdraw my acceptance of and reject the Exchange Offer with respect to all of the Eligible Options I previously elected to tender, or, if I have listed Eligible Options above, only the Eligible Options listed above. By rejecting the  Offer with respect to the Eligible Options, I understand that I will not receive any New Options in exchange for those Eligible Options and I will retain those option grants with their existing term, exercise price, vesting schedule and other terms and conditions. I agree that Applied Energetics has made no representations or warranties to me regarding my rejection of the Exchange Offer. The withdrawal of the Eligible Options is at my own discretion. I agree that Applied Energetics will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw the Eligible Options.

I elect to withdraw all of the Eligible Options I previously elected to tender, or, if I have listed Eligible Options above, only the Eligible Options listed above and, therefore, I have completed and signed this Notice of Withdrawal exactly as my name appears on the Election Form that I previously submitted.

Eligible Optionholder’s Signature	Date

Eligible Optionholder’s Name (please print)	Employee Email

Employee Phone Number

Capitalized terms used in this Notice of Withdrawal are further described and defined in the Offer to Exchange Certain Outstanding Stock Options to Purchase Common Stock for New Stock Options, dated February 5, 2009.